UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under The Securities Exchange Act of 1934

                                (Amendment No. 1)

                      Chardan South China Acquisition Corp.
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
                         (Title of Class of Securities)

                                    15956C105
                                 (CUSIP Number)

                                  June 4, 2007
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 9 Pages

CUSIP No. 15956C105                   13G/A                 Page 2 of 9 Pages

-----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Jeffrey Keswin
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    16,000 Shares of Common Stock

                    Warrants to purchase 463,000 Shares of Common Stock (see
                    Item 4)
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    16,000 Shares of Common Stock

                    Warrants to purchase 463,000 Shares of Common Stock (see
                    Item 4)
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,000 Shares of Common Stock

           Warrants to purchase 463,000 Shares of Common Stock (see Item 4)
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.42%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IN
-----------------------------------------------------------------------------

CUSIP No. 15956C105                   13G/A                 Page 3 of 9 Pages

-----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Lyrical Corp. I, LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    16,000 Shares of Common Stock

                    Warrants to purchase 463,000 Shares of Common Stock (see
                    Item 4)
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    16,000 Shares of Common Stock

                    Warrants to purchase 463,000 Shares of Common Stock (see
                    Item 4)
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,000 Shares of Common Stock

           Warrants to purchase 463,000 Shares of Common Stock (see Item 4)
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.42%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           OO
-----------------------------------------------------------------------------

CUSIP No. 15956C105                   13G/A                 Page 4 of 9 Pages

-----------------------------------------------------------------------------
     (1)   NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Lyrical Partners, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY
-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    16,000 Shares of Common Stock

                    Warrants to purchase 463,000 Shares of Common Stock (see
                    Item 4)
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    16,000 Shares of Common Stock

                    Warrants to purchase 463,000 Shares of Common Stock (see
                    Item 4)
-----------------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,000 Shares of Common Stock

           Warrants to purchase 463,000 Shares of Common Stock (see Item 4)
-----------------------------------------------------------------------------
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.42%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           PN
-----------------------------------------------------------------------------

CUSIP No. 15956C105                   13G/A                 Page 5 of 9 Pages


Item 1.

(a)  Name of Issuer

        Chardan South China Acquisition Corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

        625 Broadway, Suite 1111
        San Diego, California 92101

Item 2(a).  Name of Person Filing

        This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons," with respect to Shares (as defined in Item 2(d) below) of the Company:

        (i)     Jeffrey Keswin
        (ii)    Lyrical Corp. I, LLC ("Lyrical Corp.")
        (iii)   Lyrical Partners, L.P. ("Lyrical")


Item 2(b).  Address of Principal Business Office or, if none, Residence

        The address of the principal business office of each of the Reporting Persons is:

        405 Park Avenue, 6th Floor
        New York, New York 10022

Item 2(c).  Citizenship

        Citizenship is set forth in Row 4 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 2(d)  Title of Class of Securities

        Common Stock, $0.0001 par value (the "Shares")

Item 2(e)  CUSIP Number

        15956C105

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with

CUSIP No. 15956C105                   13G/A                 Page 6 of 9 Pages


        Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with
        Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               This Schedule 13G/A serves to correct the aggregate amount beneficially owned by each Reporting Person, which was not accurately reported on the original Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

               Lyrical serves as principal investment manager to a number of investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G/A. Lyrical Corp. serves as the general partner of Lyrical. As such, Lyrical Corp. may be deemed to control Lyrical and, therefore, may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A. Mr. Jeffrey Keswin is the Managing Partner of Lyrical Corp. As such, he may be deemed to control Lyrical Corp. and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G/A.

A.  Jeffrey Keswin
         (a)   Amount beneficially owned:
               16,000 shares of Common Stock
               Warrants to purchase 463,000 shares of Common Stock
         (b) Percent of class: 6.42% based upon the 7,000,000 shares of common stock outstanding as of October 31, 2007, as reflected in the Form 10-Q as filed with the Securities and Exchange Commission on November 19, 2007 and 463,000 shares of common stock deemed to be outstanding pursuant to Rule 13d-3(d)(1)(i) because such shares may be obtained and beneficially owned upon exercise within 60 days of derivative securities currently owned by the Reporting Persons. Pursuant to Rule 13d-3(d)(1)(i) the number of issued and outstanding shares of Common Stock assumes that each other shareholder of the Company does not exercise herein within 60 days.
         (c)   Number of shares as to which such person has:
                    (i)   sole power to vote or to direct the vote
                          0
                    (ii)  shared power to vote or to direct the vote
                          16,000 shares of Common Stock
                          Warrants to purchase 463,000 shares of Common Stock
                    (iii) sole power to dispose or to direct the disposition
                          of 0
                    (iv) shared power to dispose or to direct the disposition of 16,000 shares of Common Stock
                          Warrants to purchase 463,000 shares of Common Stock

CUSIP No. 15956C105                   13G/A                 Page 7 of 9 Pages


B.  Lyrical
         (a)   Amount beneficially owned:
               16,000 shares of Common Stock
               Warrants to purchase 463,000 shares of Common Stock
         (b)   Percent of class: 6.42%
         (c)   Number of shares as to which such person has:
                    (i)   sole power to vote or to direct the vote
                          0
                    (ii)  shared power to vote or to direct the vote
                          16,000 shares of Common Stock
                          Warrants to purchase 463,000 shares of Common Stock
                    (iii) sole power to dispose or to direct the disposition
                          of 0
                    (iv) shared power to dispose or to direct the disposition of 16,000 shares of Common Stock
                          Warrants to purchase 463,000 shares of Common Stock


C.  Lyrical Corp.
         (a)   Amount beneficially owned:
               16,000 shares of Common Stock
               Warrants to purchase 463,000 shares of Common Stock
         (b)   Percent of class: 6.42%
         (c)   Number of shares as to which such person has:
                    (i)   sole power to vote or to direct the vote
                          0
                    (ii)  shared power to vote or to direct the vote
                          16,000 shares of Common Stock
                          Warrants to purchase 463,000 shares of Common Stock
                    (iii) sole power to dispose or to direct the disposition
                          of 0
                    (iv) shared power to dispose or to direct the disposition of 16,000 shares of Common Stock
                          Warrants to purchase 463,000 shares of Common Stock

Item 5.   Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

        See Item 4.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

        Not applicable.

Item 8.   Identification and Classification of Members of the Group

        See Item 2.

Item 9.   Notice of Dissolution of Group

        Not applicable.

CUSIP No. 15956C105                   13G/A                 Page 8 of 9 Pages


Item 10.  Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 15956C105                   13G/A                 Page 9 of 9 Pages


                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 22, 2008



JEFFREY KESWIN

     /s/ Jeffrey Keswin
     ----------------------


LYRICAL PARTNERS, L.P.
By:   Lyrical Corp. I, LLC, its general partner

      By: /s/ Jeffrey Keswin
          ---------------------
          Name: Jeffrey Keswin
          Title: Authorized Person

LYRICAL CORP. I, L.L.C.

      By: /s/ Jeffrey Keswin
          ---------------------
          Name: Jeffrey Keswin
          Title: Authorized Person